UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14A-6(e)(2))

☐     Definitive Proxy Statement

☒     Definitive Additional Materials

☐     Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

The Black & Decker Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[LETTERHEAD OF THE BLACK & DECKER CORPORATION]

April 7, 2004

Dear Employee Stockholder:

We are forwarding the enclosed materials relating to Black & Decker’s 2004 Annual Meeting of Stockholders. Because of a programming problem, this material was originally mailed by our transfer agent, The Bank of New York, to an outdated address that appears on an account in your name on the Bank’s files. Unfortunately, this incorrect address was used in lieu of the address that appears on our PeopleSoft and Employee Retirement Savings Plan (401(k)) systems.

We regret any inconvenience this mailing delay may have caused you and urge you to vote your shares promptly either by completing and returning the enclosed proxy card, calling the toll-free telephone number listed on the proxy card, or accessing the Internet site listed on the proxy card.

We are working closely with The Bank of New York to resolve this programming problem. Nevertheless, we encourage you to ensure that your address is correct on any current or recently closed Black & Decker stock or dividend reinvestment account that you maintain at The Bank of New York. Please keep in mind that The Bank of New York replaced EquiServe as our transfer agent in July 2003. Therefore, any account that you maintained at EquiServe should be considered.

To determine whether an incorrect address is on file for you at The Bank of New York, please contact the Bank (a Social Security number will be required to access their records):

By telephone	-	(800) 432-0140 *
By e-mail	-	shareowners@bankofny.com

(*) Outside of the U.S., call “collect” - +1 (610) 312-5303 through May 31; +1 (610) 382-7833 as of June 1.

If an address change is required, you will be asked by the Bank to authorize the change in writing.

Sincerely,

Barbara B. Lucas

Senior Vice President-Public Affairs & Corporate Secretary